UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 17, 2015

Geeknet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28369	77-0399299
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

111216 Waples Mill Road, Suite 103

Fairfax, VA 22030

(Address of principal executive offices, including zip code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INTRODUCTORY NOTE

As previously disclosed, on June 1, 2015, Geeknet Inc., a Delaware corporation (“Geeknet” or the “Company”), GameStop Corp., a Delaware corporation (“Parent”), and Gadget Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Acquisition Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Acquisition Sub commenced a cash tender offer on June 15, 2015 to purchase all of the issued and outstanding shares of the Company’s common stock, par value $0.001 per share (the “Shares”), at a purchase price of $20.00 per Share in cash (the “Offer Price”), net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and conditions set forth in the offer to purchase dated June 15, 2015 (the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, constituted the “Offer”). The Offer and withdrawal rights expired at 11:59 p.m., New York time, on July 13, 2015. Computershare Trust Company, N.A., the depositary, advised that a total of 5,924,629 Shares had been validly tendered into and not withdrawn from the Offer, representing approximately 86.38% of the Shares outstanding. Acquisition Sub accepted for payment all Shares validly tendered into and not properly withdrawn from the Offer.

Item 2.01.                Completion of Acquisition or Disposition of Assets.

On July 17, 2015, as a result of the acceptance of the Shares tendered in the Offer, Acquisition Sub closed the merger of Acquisition Sub with and into the Company (the “Merger”) without the affirmative vote of the stockholders of the Company pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”). In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than the Shares held by Parent, Acquisition Sub or the Company and the Shares held by any stockholder of the Company who was entitled to and had properly demanded appraisal of such Shares pursuant to the applicable provisions of Delaware law) was converted into the right to receive an amount of cash equal to the Offer Price, without interest and less any applicable withholding taxes. The Company was the surviving corporation in the Merger and is now a wholly owned subsidiary of Parent.

The foregoing description of the Merger does not purport to be complete and is qualified in its entirety by reference to the terms of the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 2, 2015, which is incorporated herein by reference.

Item 3.01.                Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 17, 2015, in connection with the consummation of the Merger, the Company notified the NASDAQ Global Market (“NASDAQ”) of its intent to remove the Shares from listing on NASDAQ and requested that NASDAQ file a delisting application with the SEC to delist and deregister the Shares. July 16, 2015 was the last day that the Shares traded on NASDAQ. NASDAQ has filed with the SEC a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), on Form 25 to delist and deregister the Shares. The Company intends to file with the SEC a certification on Form 15 under the Exchange Act, requesting the deregistration of the Shares and the suspension of the Company’s reporting obligations under Section 13 of the Exchange Act.

Item 3.03.                Material Modification to Rights of Security Holders.

The information disclosed in Item 2.01, Item 3.01 and Item 5.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.01.                Changes in Control of Registrant.

As a result of Acquisition Sub’s acceptance of Shares in the Offer on July 17, 2015, a change in control of the Company occurred. At the Effective Time, the Company became a wholly owned subsidiary of Parent. The information disclosed in Item 2.01, Item 3.01, Item 3.03, Item 5.02 and Item 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Merger and as contemplated by the Merger Agreement, each director of the Company immediately prior to the Effective Time voluntarily resigned from and ceased serving on the Company’s board of directors (the “Board”), effective as of the Effective Time. Pursuant to the terms of the Merger Agreement, on July 17, 2015, the board of directors of Acquisition Sub immediately prior to the Effective Time, which consisted of Robert A. Lloyd and Michael Nichols, became the Board following the Merger.  In connection with the Merger and as contemplated by the Merger Agreement, the officers of Acquisition Sub immediately prior to the Effective Time became the officers of the Company.

Item 5.03.                Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the consummation of the Merger, at the Effective Time the Company’s certificate of incorporation and bylaws were amended and restated so as to read in their entirety as set forth in Exhibits 3.1 and 3.2 hereto, respectively, which exhibits are incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)              Exhibits.

Exhibit No.	Description of Exhibit
3.1	Fourth Amended and Restated Certificate of Incorporation of Geeknet, Inc.
3.2	Bylaws of Geeknet, Inc.

*****

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEEKNET, INC.

Date: July 21, 2015	By:	/s/ Kathryn K. McCarthy
	Name:	Kathryn K. McCarthy
	Title:	President, Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1	Fourth Amended and Restated Certificate of Incorporation of Geeknet, Inc.
3.2	Bylaws of Geeknet, Inc.